Exhibit 99.4

TreeHouse Foods, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

On June 27, 2014, we entered into a definitive Merger Agreement with with Snack Parent Corporation (“Flagstone Foods” or “Flagsone”), pursuant to which a subsidiary of TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) will merge with and into Flagstone and Flagstone will continue as the surviving corporation and as an indirect wholly-owned subsidiary of TreeHouse. The purchase price is $860 million in cash, payable at closing, and subject to adjustments for working capital (the “Flagstone Acquisition”). Consummation of the Flagstone Acquisition is subject to customary closing conditions.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Flagstone Acquisition, including related financing. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of TreeHouse and Flagstone, giving effect to the Flagstone Acquisition and related financing as if they had occurred on March 31, 2014. The unaudited pro forma condensed combined income statements combine the historical income statements of TreeHouse and Flagstone, giving effect to the Flagstone Acquisition and related financing as if they had occurred on January 1, 2013, with respect to the summary unaudited pro forma condensed combined income statement for the year ended December 31, 2013 and for the three months ended March 31, 2014. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Flagstone Acquisition and the related financing, including this offering, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and:

•	the audited historical financial statements of TreeHouse, for the year ended December 31, 2013, included in TreeHouse’s Annual Report on Form 10-K filed with the SEC on February 20, 2014;

•	the audited historical financial statements of Flagstone, for the year ended December 28, 2013, included in this Current Report on Form 8-K;

•	the unaudited historical financial statements of TreeHouse, as of and for the three months ended March 31, 2014, included in TreeHouse’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2014; and

•	the unaudited historical financial statements of Flagstone, as of and for the thirteen weeks ended March 29, 2014, included in this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting, with TreeHouse treated as the acquirer. The unaudited pro forma condensed combined financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. It is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Flagstone Acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined income statement does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of unusual items and transaction expenses, directly related to the Flagstone Acquisition.

TreeHouse Foods, Inc.

Unaudited Pro Forma condensed combined balance sheet as of March 31, 2014

(in thousands)

			Acquisition and		Post Acquisition and Equity Financing
	As Reported		Equity Financing		Pro Forma
	TreeHouse Foods, Inc.	Flagstone	Pro Forma	Note	TreeHouse Foods, Inc.
	March 31, 2014	March 29, 2014	Adjustments	Reference	March 31, 2014
Assets
Current Assets:
Cash and cash equivalents	15,786	—	—		15,786
Investments	8,615	—			8,615
Receivables, net	151,072	69,447	—		220,519
Inventories, net	413,296	131,445	11,830	2	556,571
Deferred income taxes	21,830	6,166	—		27,996
Prepaid expenses and other current assets	16,863	2,030	—		18,893

Total current assets	627,462	209,088	11,830		848,380

Property, plant and equipment, net	455,767	38,858	6,217	2	500,842
Goodwill	1,112,699	81,380	362,713	2	1,556,792
Intangible assets, net	464,334	69,986	256,814	2,4	791,134
Other assets, net	16,160	2,818	400	5	19,378

Total assets	2,676,422	402,130	637,974		3,716,526

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	217,028	54,970	—		271,998
Current portion of long-term debt	1,549	1,336	(1,336)	4	1,549

Total current liabilities	218,577	56,306	(1,336)		273,547

Long-term debt	900,463	254,836	305,164	4,5,6,8	1,460,463

Deferred income taxes	227,875	16,678	105,822	2	350,375
Other long-term liabilities	37,530	6,602	(4,368)	4	39,764

Total liabilities	1,384,445	334,422	405,282		2,124,149
Commitments and contingencies

Redeemable preferred stock	—	181,772	(181,772)	4	—

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	367	1	40	4,6	408

Additional paid in capital	764,917	—	310,959	6	1,075,876
Retained earnings (deficit)	570,260	(114,065)	103,465	4,8	559,660
Accumulated other comprehensive loss	(43,567)	—	—		(43,567)

Total stockholders’ equity	1,291,977	(114,064)	414,464		1,592,377

Total liabilities and stockholders’ equity	2,676,422	402,130	637,974		3,716,526

TreeHouse Foods, Inc.

Unaudited Pro Forma condensed combined income statement for the year ended December 31, 2013

(in thousands, except per share data)

	As Reported		Acquisition and		Post Acquisition and Equity Financing
	TreeHouse Foods, Inc.	Flagstone	Equity Financing		Pro Forma
	Year Ended	Twelve Months Ended	Pro Forma	Note	TreeHouse Foods, Inc.
	December 31, 2013	December 28, 2013	Adjustments	Reference	December 31, 2013
Net Sales	$2,293,927	$696,814			$2,990,741
Cost of Sales	1,818,378	613,616	770	2	2,432,764

Gross Profit (loss)	475,549	83,198	(770)		557,977
Operating Expenses:
Selling and distribution	134,998	44,384	(12,547)	4	166,835
General and administrative	121,065	—	—		121,065
Amortization expense	35,375	—	21,787	2	57,162
Other operating (income) expense, net	5,947	3,565	—		9,512

Total operating expenses	297,385	47,949	9,240		354,574

Operating income (loss)	178,164	35,249	(10,010)		203,403
Other (income) expense:
Interest expense	49,304	31,350	(18,670)	4,7	61,984

Interest income	(2,185)	—	—		(2,185)
Loss (gain) on foreign exchange	2,890	—	—		2,890
Loss on extinguishment of redeemable preferred stock	—	15,171	(15,171)	4	—
Other (income) expense, net	3,245	1,536	(1,881)	4	2,900

Total other expense (income)	53,254	48,057	(35,722)		65,589

Income (loss) before taxes	124,910	(12,808)	25,712		137,814
Income taxes	37,922	6,914	9,899	9	54,735

Net income (loss)	$86,988	$(19,722)	$15,813		$83,079

			—		—
Weighted average common shares:

Weighted average shares—basic	$2.39				$2.05
Weighted average shares—diluted	$2.33				$2.00
Net earnings per basic share	36,418		4,063	6	40,481
Net earnings per diluted share	37,396		4,063	6	41,459

TreeHouse Foods, Inc.

Unaudited Pro Forma condensed combined income statement for the three months ended March 31, 2014

(in thousands, except per share data)

	As Reported		Acquisition and		Post Acquisition and Equity Financing
	TreeHouse Foods, Inc.	Flagstone	Equity Financing		Pro Forma
	Three Months Ended	Thirteen Weeks Ended	Pro Forma	Note	TreeHouse Foods, Inc.
	March 31, 2014	March 29, 2014	Adjustments	Reference	March 31, 2014
Net Sales	$618,903	$166,801	—		$785,704
Cost of Sales	485,912	146,094	191	2	632,197

Gross Profit (loss)	132,991	20,707	(191)		153,507
Operating Expenses:
Selling and distribution	38,017	11,132	(2,729)	4	46,420
General and administrative	33,768	—	—		33,768
Amortization expense	10,034	—	5,447	2	15,481
Other operating (income) expense, net	873	125	—		998

Total operating expenses	82,692	11,257	2,718		96,667

Operating income (loss)	50,299	9,450	(2,909)		56,840
Other expense (income):
Interest expense	10,873	5,026	(1,856)	4,7	14,043
Interest income	(168)	—	—		(168)
Loss (gain) on foreign currency exchange	2,951	—	—		2,951
Other expense (income), net	16,600	1,475	(1,469)	4	16,606

Total other expense (income)	30,256	6,501	(3,325)		33,432

Income before income taxes	20,043	2,949	416		23,408
Income taxes	5,721	987	160	9	6,868

Net income (loss)	14,322	1,962	256		16,540

			—		—
Net earnings per common share:
Basic	$0.39				$0.41
Diluted	$0.38				$0.40

Weighted average common shares:
Basic	36,682		4,063	6	40,745
Diluted	37,665		4,063	6	41,728

TreeHouse Foods, Inc.

Notes to the unaudited pro forma condensed combined financial statements

(In thousands)

Note 1 Basis of presentation

The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of TreeHouse as of March 31, 2014, and of Flagstone as of March 29, 2014. The unaudited pro forma condensed combined statements of income was prepared using the historical statements of income of TreeHouse for the year ended December 31, 2013 and the three months ended March 31, 2014, and of Flagstone for the year ended December 28, 2013 and for the thirteen weeks ended March 29, 2014.

The unaudited pro forma combined financial information was prepared using the purchase method of accounting. Based on the terms of the Merger Agreement, TreeHouse is treated as the acquirer of Flagstone. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the Flagstone Acquisition. The purchase price has been allocated in the unaudited pro forma condensed combined balance sheet, based on management’s preliminary estimate of their respective values. Definitive allocations will be performed and finalized based upon certain valuation and other studies that will be performed by TreeHouse with the services of outside valuation specialists after the closing. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the closing of the Flagstone Acquisition. For example, if the value of the finite-lived intangible assets increased by 10%, annual pro forma operating income would decrease by approximately $2,179.

Note 2 Preliminary purchase price allocation

The purchase price for the Flagstone Acquisition is approximately $860 million, payable at closing. The purchase price of $860 million has been allocated to the assets acquired and the liabilities assumed as follows:

(In thousands)
Accounts receivable	$69,447
Inventory	143,275
Other current assets	8,196
Property, plant and equipment	45,075
Goodwill	444,093
Intangible assets	326,800
Other assets, net	2,818

Total assets acquired	1,039,704

Accounts payable	(52,542)
Other current liabilities	(2,428)
Other long-term liabilities	(2,234)
Deferred income taxes	(122,500)

Total liabilities assumed	(179,704)

Total purchase price	$860,000

For the purpose of preparing the unaudited pro forma condensed combined financial information, certain of the assets acquired and liabilities assumed have been measured at their estimated fair values as of March 31, 2014. A final determination of fair values will be based on the actual assets and liabilities that will exist on the date of the closing of the Flagstone Acquisition and on our formal valuation and other studies when they are finalized. Accordingly, the fair values of the assets and liabilities included in the table above are preliminary and subject to change pending additional information that may become known. An increase in the fair value of inventory, property, plant and equipment, or any identifiable intangible assets will reduce the amount of goodwill in the unaudited pro forma condensed combined financial information, and may result in increased depreciation, and or amortization expense.

We have allocated $326,800 to intangible assets, and assigned an estimated economic life of 15 years. The determination of the preliminary fair value was primarily based upon historical intangible asset valuations in comparison to the purchase price for prior acquisitions. This value will be adjusted upon completion of the valuation analysis. The determination of useful life was also based upon historical experience. The estimated annual amortization expense for these acquired intangible assets is approximately $21,787, using straight line amortization, and has been included in the unaudited pro forma condensed combined statements of income for the twelve months ended December 31, 2013 and the three months ended March 31, 2014.

Inventories reflect an adjustment of $11,830 to record the inventory at its estimated fair value. This amount is recorded in the March 31, 2014 unaudited pro forma condensed combined balance sheet. The increased inventory will temporarily increase our cost of sales after closing and therefore it is considered non-recurring and is not included in the unaudited pro forma condensed combined statements of income for the twelve months ended December 31, 2013 and the three months ended March 31, 2014.

Property, plant and equipment reflect an adjustment of $6,217 to record the property, plant and equipment at its estimated fair market value. Total additional depreciation expense on the revalued property, plant and equipment is estimated to be approximately $770 for the twelve months ended December 31, 2013 and $191 for the three months ended March 31, 2014.

A preliminary deferred tax adjustment of $105,822 has been recognized in accordance with accounting for income taxes. The amount primarily relates to the tax effect of the acquired intangible assets of $326,800 and the tax effect on the difference between values assigned and the estimated tax basis of assets and liabilities acquired.

Note 3 Pro forma adjustments

The pro forma adjustments give effect to the Flagstone Acquisition under the purchase method of accounting, borrowings under the TreeHouse Credit Agreement, the repayment of Flagstone’s existing indebtedness, the proposed offering of $325,000 (net of underwriting fee of approximately $13,000) in shares of TreeHouse common stock, and the payment of fees and expenses relating to these transactions. The table below summarizes the gross pro forma adjustments by line item and references the notes that provide further detail on each adjustment.

Balance sheet line item	Reason for pro forma adjustment	March 31, 2014
Assets
Inventories, net	Inventory revaluation	$11,830	2
Property, plant and equipment, net	Fixed asset revaluation	6,217	2
Goodwill	Purchase price allocation	362,713	2
Identifiable intangible assets, net	Intangible asset revaluation	326,800	2
	Remove historical balances	(69,986)	4

	Subtotal	256,814
Other assets, net	Debt financing costs	400	5

Total assets		637,974

Liabilities and Stockholders’ Equity
Current portion of long-term debt	Remove historical balances	(1,336)	4
Long-term debt	Revolving credit facility borrowings	348,000	5
	Term loan borrowings	200,000	5
	Equity issuance costs	1,000	5
	Transaction costs	10,600	5
	Debt issuance costs	400	5
	Remove historical balances	(254,836)	4

	Subtotal	305,164
Deferred income taxes	Asset revaluation	105,822	2
Other long-term liabilities	Remove historical balances	(4,368)	4

Total liabilities		405,282
Redeemable preferred stock	Remove historical balances	(181,772)	4
Common stock	Issuance of stock	41	6
	Remove historical balances	(1)	4

	Subtotal	40
Additional paid in capital	Issuance of stock	324,959	6
	Underwriting discount	(13,000)	6
	Equity issuance costs	(1,000)	6

	Subtotal	310,959
Retained earnings (deficit)	Transaction costs	(10,600)	8
	Remove historical balances	114,065	4

	Subtotal	103,465

Total stockholders’ equity		414,464

Total liabilities and stockholders’ equity		$637,974

Income statement line item	Reason for pro forma adjustment	March 31, 2014		December 31, 2013
Cost of sales	Fixed asset revaluation—depreciation	$191	2	$770	2
Selling and distribution	Remove historical balances—amortization expense	(1,717)	4	(7,958)	4
	Remove historical balances—financing fees	—		(3,738)	4
	Remove historical balances—transaction costs	(1,012)	4	(851)	4

	Subtotal	(2,729)		(12,547)
Amortization expense	Intangible revaluation—amortization	5,447	2	21,787	2
Interest expense	Interest on revolving credit facility	2,025	7	8,100	7
	Interest on term loan	1,125	7	4,500	7
	Amortization of debt issuance costs	20	7	80	7
	Remove historical balances—interest	(5,026)	4	(31,350)	4

	Subtotal	(1,856)		(18,670)
Loss on extinguishment of redeemable preferred stock	Remove historical balances—loss on extinguishment	—		(15,171)	4
Other (income) expense, net	Remove historical balances—change in fair value	(1,469)	4	(1,881)	4
Income taxes	Additional tax on adjustments	160	9	9,899	9

Net income		$256		$15,813

Note 4 Elimination of historical balances

These adjustments reflect the elimination of the Flagstone’s identifiable intangible assets, debt and equity as of March 31, 2014, for the purpose of presenting a pro forma balance sheet assuming the Flagstone Acquisition had occurred on March 31, 2014. Also eliminated are Flagstone’s historical interest expense, amortization expense, loss on extinguishment of redeemable preferred stock, change in fair value of preferred and common stock warrants, transaction and loan related costs and non-capitalized financing fees for the year ended December 31, 2013 and the 13 weeks ended March 29, 2014, where applicable.

Note 5 Debt financing

These adjustments display the expected debt financing required to fund the Flagstone Acquisition and related transaction costs. These adjustments are contingent upon the closing of the Flagstone Acquisition and therefore may not occur in the event the Flagstone Acquisition is not consummated. For purposes of these unaudited pro forma condensed combined financial statements, we anticipate that we will complete a debt financing at the time the Flagstone Acquisition closes. Under the terms of our Credit Agreement, we expect to increase our credit facility by utilizing the accordion feature and structuring additional borrowings of $200,000 as a new term loan (“Term Loan A”). We also expect to undertake a borrowing under our credit facility to fund the remaining balance of the purchase price (taking into account the proposed equity offering), which is expected to be approximately $348,000. We also expect to use our credit facility to fund our acquisition costs, which we expect to be approximately $12,000, of which includes $10,600 in other transaction fees that will be expensed, $1,000 of equity issuance costs and $400 in financing fees associated with the Term Loan A which will be deferred and amortized over five years. Total expected additional borrowings under our Credit Agreement related to the Flagstone Acquisition are expected to be $560,000 ($360,000 under the revolving credit facility and $200,000 as a Term Loan A). The interest rate on the term loan is expected to be the same as the existing credit facility. For pro forma purposes, we used an interest rate of 2.25% for both the Term Loan A and borrowings under the credit facility.

Note 6 Equity financing

We intend to issue approximately $325,000 in common stock in a public offering (net of underwriting fees of approximately $13,000) to fund a portion of the purchase price. Shares to be issued of 4,063 were calculated using an estimated price of $80 per share. If the price of TreeHouse’s common stock increases or decreases by $1 per share, the number of shares required to be issued would decrease by 51 shares or increase by 51 shares, respectively. We expect to incur additional costs in connection with the issuance of common stock of approximately $1,000. These costs have been recorded as additional borrowings under our credit facility and as a reduction to additional paid in capital on the unaudited pro forma condensed combined balance sheet.

Note 7 Statement of income adjustments to reflect financing

The adjustment reflects additional interest incurred in connection with the expected $200,000 Term Loan A and borrowings of $360,000 under our credit facility. The additional interest totals $12,600 for the twelve months ended December 31, 2013 and $3,150 for the three months ended March 31, 2014. Total expected interest for the twelve months ended December 31, 2013 is $61,984 and $14,043 for the three months ended March 31, 2014. The adjustment also includes the amortization of debt issuance costs of $400 being amortized over five years. Total expected amortization for the twelve months ended December 31, 2013 is $80 and $20 for the three months ended March 31, 2014.

The actual rates of interest can change from those that are assumed in Note 5. If our interest rate on our credit facility and Term Loan A were to increase by 1% from 2.25%, total pro forma interest could increase by approximately $5,600 per year (considering the equity offering).

Note 8 Non-recurring acquisition expenses

We expect to incur additional transaction costs, including financial and legal advisory fees of approximately $10,600 through the closing of the Flagstone Acquisition. The total of these costs has been recorded as additional borrowings under our credit facility and a reduction to retained earnings of $10,600 on the unaudited pro forma condensed combined balance sheet. These costs are excluded from the unaudited pro forma condensed combined statements of income for the twelve months ended December 31, 2013 and the three months ended March 31, 2014, as they are considered non-recurring.

Note 9 Taxes

For purposes of these unaudited pro forma condensed combined financial statements, we used a statutory rate of 38.5%. This rate is an estimate and does not take into account any possible future tax events that may occur for the combined company.